    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1997
                                                     REGISTRATION NO. 333-
================================================================================
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                              BANC ONE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               OHIO                                                           31-0738296
                 (STATE OR OTHER JURISDICTION OF                                           (I.R.S. EMPLOYER
                  INCORPORATION OR ORGANIZATION)                                         IDENTIFICATION NO.)

                            ------------------------
          100 EAST BROAD STREET, COLUMBUS, OHIO 43271, (614) 248-5944
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                              STEVEN ALAN BENNETT
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                              BANC ONE CORPORATION
                              DEPARTMENT OH1-0158
                             100 EAST BROAD STREET
                           COLUMBUS, OHIO 43271-0158
                                 (614) 248-7590
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                With Copies to:

                     KENNETH L. WAGNER, ESQ.                                          B. ROBBINS KIESSLING, ESQ.
                       BANC ONE CORPORATION                                            CRAVATH, SWAINE & MOORE
                       DEPARTMENT OH1-0158                                                 WORLDWIDE PLAZA
                      100 EAST BROAD STREET                                               825 EIGHTH AVENUE
                    COLUMBUS, OHIO 43271-0158                                          NEW YORK, NEW YORK 10019

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, subject to market conditions and other factors.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                               PROPOSED                 PROPOSED
    TITLE OF EACH CLASS OF          AMOUNT TO BE           MAXIMUM AGGREGATE        MAXIMUM AGGREGATE            AMOUNT OF
 SECURITIES TO BE REGISTERED     REGISTERED(1)(2)(3)     PRICE PER UNIT(1)(2)    OFFERING PRICE(1)(2)(4)  REGISTRATION FEE(2)(3)
----------------------------------------------------------------------------------------------------------------------------------
Debt Securities...............            --                      --                       --                       --
Debt Warrants.................            --                      --                       --                       --
Currency Warrants.............            --                      --                       --                       --
Stock-Index Warrants..........            --                      --                       --                       --
Other Warrants................            --                      --                       --                       --
Preferred Stock(5)............            --                      --                       --                       --
Depositary Shares representing
 Preferred Stock(6)...........            --                      --                       --                       --
Preferred Stock Warrants......            --                      --                       --                       --
Common Stock Warrants.........            --                      --                       --                       --
Common Stock, no par value per
 share(7).....................            --                      --                       --                       --
   Total......................      $4,000,000,000               100%                $4,000,000,000             $1,212,122
==================================================================================================================================

(1) In no event will the aggregate initial offering price of the Securities issued under this Registration Statement, and not previously registered under the Securities Act of 1933, exceed $4,000,000,000, or the equivalent thereof in one or more foreign or composite currencies. If Debt Securities are issued at original issue discount, the Registrant may issue such higher principal amount as may be sold for an initial public offering price of up to $4,000,000,000 (less the dollar amount of any securities previously issued hereunder) or the equivalent thereof in one or more foreign or composite currencies.

(2) Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933.

(3) This Registration Statement also serves to register such indeterminate amount of securities that are to be offered and sold in connection with market making activities by an affiliate of the Registrant.

(4) Estimated solely for the purpose of calculating the registration fee. Any offering of Debt Securities or Warrants denominated in any foreign currency or currency unit will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such Debt Securities or Warrants from the Registrant. No separate consideration will be received for Common Stock, Preferred Stock or Debt Securities that are issued upon conversion or exchange of Securities registered hereunder.

(5) Such indeterminate number of shares of Class A Preferred Stock and Class C Preferred Stock (collectively, "Preferred Stock") as may from time to time be (i) issued at indeterminate prices or (ii) issuable upon conversion or exchange of Debt Securities or exercise of Warrants.

(6) To be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. If the Registrant elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and the shares of the Preferred Stock will be issued to the depositary under the Deposit Agreement.

(7) Such indeterminate number of shares of Common Stock as may from time to time be (i) issued at indeterminate prices or (ii) issuable upon exercise of Warrants or conversion or exchange of Debt Securities or Preferred Stock, to the extent any of such Warrants or Debt Securities or shares of Preferred Stock are by their terms convertible into or exchangeable for Common Stock registered hereunder.

(8) Calculated pursuant to Rule 457(o) under the Securities Act of 1933.
                            ------------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                    SUBJECT TO COMPLETION, OCTOBER 21, 1997
PROSPECTUS
                                                                 [BANK ONE LOGO]
                              BANC ONE CORPORATION

                       DEBT SECURITIES AND DEBT WARRANTS
           CURRENCY WARRANTS, STOCK-INDEX WARRANTS AND OTHER WARRANTS
        PREFERRED STOCK, DEPOSITARY SHARES AND PREFERRED STOCK WARRANTS
                     COMMON STOCK AND COMMON STOCK WARRANTS

     BANC ONE CORPORATION (the "Company") may issue from time to time, together or separately, (i) in one or more series, unsecured debt securities ("Debt Securities"), which may be either senior (the "Senior Securities") or subordinated (the "Subordinated Securities") in priority of payment, both of which may be convertible or exchangeable into securities or indebtedness of any kind of the Company or any other issuer or obligor; (ii) warrants ("Debt Warrants") to purchase Debt Securities; (iii) options, warrants or other rights relating to the exchange of certain currencies ("Currency Warrants"); (iv) options, warrants or other rights entitling the holder to receive an amount in cash determined by reference to increases ("Stock-Index Call Warrants") and decreases ("Stock-Index Put Warrants" and, collectively with Stock-Index Call Warrants, being referred to herein as the "Stock-Index Warrants") in the level of a specified stock-index which may be based on one or more U.S. or foreign stocks or a combination thereof; (v) options, warrants or other rights relating to other items or indices ("Other Warrants"); (vi) shares of the Company's Class A Preferred Stock or Class C Preferred Stock (collectively, "Preferred Stock") which may be convertible into shares of common stock, no par value per share, of the Company ("Common Stock") or exchangeable for Debt Securities; (vii) shares of Preferred Stock represented by depositary shares ("Depositary Shares");
(viii) warrants to purchase shares of Preferred Stock ("Preferred Stock Warrants"); (ix) warrants to purchase shares of Common Stock ("Common Stock Warrants"); and (x) Common Stock, in each case in amounts, at prices and on terms to be determined at the time of the offering. The Debt Warrants, Currency Warrants, Stock-Index Warrants, Other Warrants, Preferred Stock Warrants and Common Stock Warrants are collectively referred to herein as the "Warrants"; and the Debt Securities, Warrants, shares of Preferred Stock, Depositary Shares and shares of Common Stock are collectively referred to herein as the "Securities".

     The Company may issue Securities for proceeds up to an aggregate of $4,000,000,000, or the equivalent thereof if any of the Securities are denominated in a foreign currency or a foreign currency unit, including the European Currency Unit ("ECU"). The Securities of each series will be offered on terms determined at the time of sale. The Securities may be sold for U.S. dollars, foreign currencies or foreign currency units, and the principal of, and any interest on, the Securities may be payable in U.S. dollars, foreign
currencies or foreign currency units.                                (Continued)

                         ------------------------------

THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY
  BANK OR NONBANK SUBSIDIARY OF THE COMPANY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL
                                    AGENCY.

                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                         ------------------------------

                 THE DATE OF THIS PROSPECTUS IS        , 1997.

     The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Securities will be unsecured and subordinated as described under "Subordinated Securities".

     Unless otherwise specified in the Prospectus Supplement relating to Subordinated Securities, payment of the principal of Subordinated Securities may be accelerated only in the case of certain events involving the bankruptcy or insolvency of the Company, and no right of acceleration will exist in the case of default in the payment of principal or interest or in the performance of any covenant.

     When a particular series of Securities, in respect of which this Prospectus is being delivered, is offered, a supplement to this Prospectus (the "Prospectus Supplement") setting forth certain terms of the offered Securities will be delivered together with this Prospectus. The applicable Prospectus Supplement, among other things and where applicable, will include: (i) with regard to Debt Securities, the specific designation, priority, aggregate principal amount, currency or currency unit, rate (or method of calculation) and time of payment of any interest, authorized denominations, maturity, offering price, place or places of payment, redemption terms, terms of any repayment at the option of the holder, special provisions relating to Debt Securities in bearer form, terms for sinking fund payments, terms for conversion or exchange into other securities, provisions regarding original issue discount securities and other terms of such Debt Securities; (ii) with regard to Warrants, where applicable, the duration, aggregate amount, offering price, exercise price and detachability; (iii) with regard to Debt Warrants, Preferred Stock Warrants and Common Stock Warrants, the applicable type and amount of Securities covered thereby; (iv) with regard to Stock-Index Warrants or Other Warrants, the applicable securities index or other items or indices with respect to which such warrants shall apply and the method of determining the cash value payable in connection with the exercise of such warrants; (v) with regard to Currency Warrants, the currencies to be compared, the method of determining the cash value payable in connection with the exercise of such Currency Warrants, the manner in which such Currency Warrants may be exercised and any restrictions on exercise of such Currency Warrants; (vi) with regard to Preferred Stock, the specific number of shares, title, stated value and liquidation preference of each share, issuance price, dividend rate or method of calculation, dividend periods, dividend payment dates, voting rights, any redemption or sinking fund provisions, any conversion or exchange provisions, whether fractional interests in shares of Preferred Stock will be offered through depositary arrangements and other specific terms of each series of Preferred Stock; and (vii) in the case of Depositary Shares, the fraction of a share of Preferred Stock which each such Depositary Share will represent.

     The Prospectus Supplement will also contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by the Prospectus Supplement.

     The Securities may be sold by the Company directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. If any agent of the Company, or any underwriter, is involved in the sale of the Securities, the name of such agent or underwriter, the principal or stated amount to be purchased by it, any applicable commissions or discounts and the net proceeds to the Company from such sale will be set forth in, or may be calculated from, the Prospectus Supplement. The aggregate net proceeds to the Company from the sale of all the Securities will be the public offering or purchase price of the Securities sold less the aggregate of such commissions and discounts and other expenses of issuance and distribution. An affiliate of the Company may from time to time act as an agent or underwriter in connection with the sale of Securities to the extent permitted by applicable law. See "Plan of Distribution".

     This Prospectus and related Prospectus Supplements may be used by an affiliate of the Company in connection with offers and sales related to secondary market transactions in the Securities to the extent permitted by applicable law. Such affiliate may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANOTHER PERSON. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information, as of particular dates, concerning directors and executive officers, their compensation, options granted to them, the principal holders of securities of the Company and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to shareholders of the Company and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material may be accessed electronically at the Commission's site on the World Wide Web located at http://www.sec.gov. Such reports, proxy statements and other material concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

     The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is made to the Registration Statement, including the exhibits thereto. The Registration Statement may be inspected by anyone without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of it may be obtained from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to Section 13 of the Exchange Act are incorporated herein by reference:

     (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (as amended by Form 10-K/A filed March 21, 1997 and Form 10-K/A filed June 30, 1997);

     (ii) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; and

     (iii) The Company's Current Reports on Form 8-K filed January 28, 1997, January 29, 1997, April 17, 1997, April 24, 1997, July 14, 1997 (as
        amended by Form 8-K/A filed August 13, 1997), July 15, 1997, August 29, 1997 (as amended by Form 8-K/A filed September 2, 1997) and September 25, 1997.

     All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE ADDRESSED TO BANC ONE CORPORATION, DEPARTMENT OH1-0251,100 EAST BROAD STREET, COLUMBUS, OHIO 43271-0251, ATTENTION: INVESTOR RELATIONS,
(614) 248-6889.

                              BANC ONE CORPORATION

     The Company is a multi-bank holding company that, at June 30, 1997, operated banking offices in Arizona, Colorado, Illinois, Indiana, Kentucky, Louisiana, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. The Company also owns nonbank subsidiaries that engage in credit card and merchant processing, consumer and education finance, mortgage banking, insurance, venture capital, investment and merchant banking, trust, brokerage, investment management, equipment leasing and data processing. At June 30, 1997, the Company had consolidated total assets of $115.5 billion, consolidated total deposits of $77.0 billion and consolidated total stockholders' equity of $9.8 billion. At June 30, 1997, no single affiliate bank accounted for more than 20% of the Company's consolidated total assets.

     Since its formation in 1968, the Company has acquired over 100 banking institutions. The Company continues to explore opportunities to acquire banks and nonbank companies permitted by the Bank Holding Company Act of 1956, as amended (the "BHCA"). Discussions are continually being carried on relating to such acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. Such acquisitions may be pending, from time to time, during the time that the Securities are being offered.

     The Company is a legal entity separate and distinct from its affiliate banks and its nonbanking subsidiaries (collectively, the "affiliates"). Accordingly, the right of the Company, and thus the right of the Company's creditors and shareholders, to participate in any distribution of the assets or earnings of any affiliate is necessarily subject to the prior claims of creditors of the affiliate except to the extent that claims of the Company in its capacity as a creditor may be recognized. The principal sources of the Company's revenues are dividends and fees from its affiliates. See "Regulatory Matters--Dividend Restrictions" for a discussion of the restrictions on the affiliate banks' ability to pay dividends to the Company.

     The Company is incorporated in Ohio and has functioned as a multi-bank holding company since 1968. Its executive offices are located at 100 East Broad Street, Columbus, Ohio 43271, and its telephone number is (614) 248-5944.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                     YEARS ENDED DECEMBER 31,
                                        SIX MONTHS ENDED     -----------------------------------------
                                         JUNE 30, 1997       1996     1995     1994     1993     1992
                                        ----------------     ----     ----     ----     ----     -----
Excluding interest on deposits........        1.86x          3.07x    3.24x    3.48x    5.82x     4.58x
Including interest on deposits........        1.32           1.68     1.64     1.71     1.96      1.56

     Earnings are comprised of income before income taxes and change in accounting principle plus fixed charges. Fixed charges include interest expense (including the interest factor of capitalized leases, capitalized interest and amortization of deferred debt expense) plus the portion of rental payments under operating leases deemed to be interest.

                                USE OF PROCEEDS

     The Company currently intends to use the net proceeds from the sale of any Securities for general corporate purposes, which may include the reduction of short-term indebtedness, investments at the holding company level, investments in or extensions of credit to its affiliates and other banks and companies engaged in other financial service activities, possible acquisitions and such other purposes as may be stated in any Prospectus Supplement. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and its affiliates and the availability of other funds. Except as may be described in any Prospectus Supplement, specific allocations of the proceeds to such purposes will not have been made at the date of such Prospectus Supplement. Based upon the historical and anticipated future growth of the Company and the financial needs of its affiliates, the Company may engage in additional financings of a character and amount to be determined as the need arises.

                               REGULATORY MATTERS

     The following discussion sets forth certain of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and provides certain specific information relevant to the Company. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to the Company or its subsidiaries may have a material effect on the business of the Company.

GENERAL

     As a bank holding company, the Company is subject to regulation under the BHCA, and to inspection, examination and supervision by the Federal Reserve. Under the BHCA, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares or substantially all the assets of any company, including a bank, without the Federal Reserve's prior approval. In addition, bank holding companies generally may engage, directly or indirectly, only in banking and such other activities as are determined by the Federal Reserve to be closely related to banking.

     Various governmental requirements, including Sections 23A and 23B of the Federal Reserve Act, limit borrowings by the Company and its nonbank subsidiaries from the Company's affiliate banks, and also limit various other transactions between the Company and its nonbank subsidiaries, on the one hand, and the Company's affiliate banks, on the other. For example, Section 23A limits to no more than 10% of its total capital the aggregate outstanding amount of any bank's loans and other "covered transactions" with any particular nonbank affiliate, and limits to no more than 20% of its total capital the aggregate outstanding amount of any bank's covered transactions with all of its nonbank affiliates. Section 23A also generally requires that a bank's loans to its nonbank affiliates be secured, and Section 23B generally requires that a bank's transactions with its nonbank affiliates be on arms' length terms.

     Most of the Company's affiliate banks are national banking associations and, as such, are subject to regulation primarily by the Office of the Comptroller of the Currency ("OCC") and, secondarily, by the Federal Deposit Insurance Corporation ("FDIC") and the Federal Reserve. The Company's state-chartered banks also are subject to regulation by the FDIC and the Federal Reserve and, in addition, by their respective state banking departments. One of the Company's affiliate banks is a federal savings bank subject to regulation by the Office of Thrift Supervision ("OTS") and the FDIC. The Company and its subsidiaries also are affected by the fiscal and monetary policies of the federal government and the Federal Reserve, and by various other governmental requirements and regulations.

LIABILITY FOR BANK SUBSIDIARIES

     The Federal Reserve has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each such subsidiary bank. This support may be required at times when the Company may not have the resources to provide it. In addition, Section 55 of the National Bank Act permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital has become impaired. If a shareholder fails within three months to pay such an assessment, the OCC can order the sale of the shareholder's stock to cover the deficiency. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment.

     Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Also, in the event that such a default occurred with respect to a bank, any loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations.

CAPITAL REQUIREMENTS

     The Company is subject to capital requirements and guidelines imposed by the Federal Reserve, which are substantially similar to the capital requirements and guidelines imposed by the Federal Reserve, the OCC, the FDIC and the OTS on the depository institutions within their respective jurisdictions. These capital requirements establish higher capital standards for depository institutions and bank holding companies that assume greater credit risks. For this purpose, a depository institution's or holding company's assets and certain specified off-balance sheet commitments are assigned to four risk categories, each weighted differently based on the level of credit risk that is ascribed to such assets or commitments. A depository institutions's or holding company's capital, in turn, is divided into two tiers: core ("Tier 1") capital, which includes common equity, non-cumulative perpetual preferred stock and related surplus (excluding auction rate issues), and minority interests in equity accounts of consolidated subsidiaries, less goodwill, certain identifiable intangible assets and certain other assets; and supplementary ("Tier 2") capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations, less certain required deductions.

     The Company, like other bank holding companies, currently is required to maintain Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) equal to at least 4% and 8% of its total risk-weighted assets, respectively. At June 30, 1997, the Company met both requirements, with Tier 1 and total capital equal to 8.19% and 12.82% of its total risk-weighted assets, respectively.

     The Federal Reserve also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3%, if the holding company has the highest regulatory rating and meets certain other requirements, or of 3% plus an additional cushion of at least 100 to 200 basis points if the holding company does not meet these requirements. At June 30, 1997, the Company's leverage ratio was 8.47%.

     The Federal Reserve may set capital requirements higher than the minimums noted above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital ratios including tangible capital positions well above the minimum levels. The Federal Reserve has not, however, imposed any such special capital requirement on the Company.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a depository institution to capital raising requirements. An "undercapitalized" depository institution must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the depository institution's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

     The Federal Reserve, the FDIC, the OCC and the OTS have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards.

DIVIDEND RESTRICTIONS

     Various federal and state statutory provisions limit the amount of dividends the Company's affiliate banks can pay to the Company without regulatory approval. The approval of the appropriate bank regulator is required for any dividend by a national bank or by a state-chartered bank that is a member of the Federal Reserve System (a "state member bank") if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a national bank or a state member bank may not pay a dividend in an amount greater than its net profits then on hand. At September 30, 1997, $1.0 billion of the total stockholders' equity of the affiliate banks was available for payment of dividends to the Company without approval by the applicable regulatory authority.

     In addition, federal bank regulatory authorities have authority to prohibit the Company's affiliate banks from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute such an unsafe or unsound practice. The ability of the Company's affiliate banks to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies and capital guidelines.

DEPOSIT INSURANCE ASSESSMENTS

     The deposits of each of the Company's affiliate banks are insured up to regulatory limits by the FDIC and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund ("BIF") and Savings Association Insurance Fund ("SAIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (a) the bank's capitalization and (b) supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

     Effective January 1, 1997, the annual insurance premiums on bank deposits insured by the BIF and SAIF vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories.

     The Deposit Insurance Funds Act of 1996 ("DIFA") provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF (in addition to assessments currently imposed on depository institutions with respect to BIF- and SAIF-insured deposits) to pay for the cost of Financing Corporation ("FICO") funding. The FDIC established the FICO assessment rates effective January 1, 1997 at $0.013 per $100 annually for BIF-assessable deposits and $0.0648 per $100 annually for SAIF-assessable deposits. The Company's affiliate banks held approximately $5.5 billion of SAIF-assessable deposits as of June 30, 1997. The FICO assessments do not vary depending upon a depository institution's capitalization or supervisory evaluations. The Company currently estimates its FICO assessments may amount to up to $9.0 million after-tax in 1997 with similar assessments per year through 1999 (or earlier if no savings associations exist prior to December 31, 1999) in connection with such funding.

DEPOSITOR PREFERENCE STATUTE

     Federal legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such institution, including federal funds and letters of credit, in the "liquidation or other resolution" of the institution by any receiver.

BROKERED DEPOSITS

     Under FDIC regulations, no FDIC-insured depository institution can accept brokered deposits unless it (a) is well capitalized, or (b) is adequately capitalized and receives a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well capitalized from (i) paying an interest rate on deposits in excess of 75 basis points over certain prevailing market rates or
(ii) offering "pass through" deposit insurance on certain employee benefit plan accounts unless it provides certain notice to affected depositors.

INTERSTATE BANKING

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal"), subject to certain concentration limits, (a) bank holding companies such as the Company are permitted, beginning September 29, 1995, to acquire banks and bank holding companies located in any state; (b) any bank that is a subsidiary of a bank holding company is permitted, again beginning September 29, 1995, to receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that holding company; and (c) banks are permitted, beginning June 1, 1997, to acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states, and establishing de novo branch offices in other states; provided that, in the case of any such purchase or opening of individual branches, the host state has adopted legislation "opting in" to those provisions of Riegle-Neal; and provided that, in the case of a merger with a bank located in another state, the host state has not adopted legislation "opting out" of that provision of Riegle-Neal. The Company might use Riegle-Neal to acquire banks in additional states and to consolidate its affiliate banks under a smaller number of separate charters.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities will constitute either Senior Securities or Subordinated Securities. The Senior Securities will be issued under an Indenture dated as of March 3, 1997 (the "Senior Indenture") between the Company and The Chase Manhattan Bank ("Chase"), as Trustee. The Subordinated Securities will be issued under an Indenture dated as of March 3, 1997 (the "Subordinated Indenture") between the Company and Chase, as Trustee. The Senior Indenture and the Subordinated Indenture are collectively referred to herein as the "Indentures". References to the "Trustee" shall mean Chase in its capacity as trustee under the Senior Indenture or the Subordinated Indenture, as applicable. The statements under this caption are brief summaries of certain provisions contained in the Indentures, do not purport to be complete and are qualified in their entirety by reference to the applicable Indenture, copies of which are exhibits to the Registration Statement. Whenever defined terms are used but not defined herein, such terms shall have the meanings ascribed to them in the applicable Indenture, it being intended that such defined terms shall be incorporated herein by reference.

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of any Debt Securities and the extent, if any, to which such general provisions may apply to such Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

     Neither of the Indentures limits the aggregate principal amount of Debt Securities which may be issued thereunder, and each Indenture provides that Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company and may be denominated in any currency or currency unit designated by the Company. Neither the Indentures nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or the other securities which may be issued by the Company or any of its subsidiaries.

     Debt Securities of a series may be issuable in registered form without coupons ("Registered Securities"), in bearer form with or without coupons attached ("Bearer Securities") or in the form of one or more global securities in registered or bearer form (each a "Global Security"). Bearer Securities, if any, will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions. Reference is made to the Prospectus Supplement for a description of the following terms, where applicable, of each series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities; (2) the limit, if any, on the aggregate principal amount or aggregate initial public offering price of such Debt Securities; (3) the priority of payment of such Debt Securities; (4) the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (5) the date or dates on which the principal of the Debt Securities will be payable; (6) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any, or the method of determining the same; (7) the date or dates from which such interest, if any, on the Debt Securities will accrue, the date or dates on which such interest, if any, will be payable, the date or dates on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates; (8) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global Debt Security will be paid;
(9) each office or agency where, subject to the terms of the applicable Indenture, the Debt Securities may be presented for registration of transfer or exchange; (10) the place or places where the principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable; (11) the date or dates, if any, after which such Debt Securities may be redeemed or purchased in whole or in part, at the option of the Company or mandatorily pursuant to any sinking, purchase or analogous fund or may be required to be purchased or redeemed at the option of the holder, and the redemption or repayment price or prices thereof; (12) the terms, if any, upon which the Debt Securities may be convertible into or exchanged for securities or indebtedness of any kind of the Company or of any other issuer or obligor and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions; (13) the denomination or denominations in which such Debt Securities are authorized to be issued; (14) the currency, currencies or units (including ECU) based on or related to currencies for which the Debt Securities may be purchased and the currency, currencies or currency units (including ECU) in which the principal of, premium, if any, and any interest on such Debt Securities may be payable;
(15) any index used to determine the amount of payments of principal of, premium, if any, and interest on the Debt Securities; (16) whether any of the Debt Securities are to be issuable as Bearer Securities and/or Registered Securities, and if issuable as Bearer Securities, any limitations on issuance of such Bearer Securities and any provisions regarding the transfer or exchange of such Bearer Securities (including exchange for registered Debt Securities of the same series); (17) the payment of any additional amounts with respect to the Debt Securities; (18) whether any of the Debt Securities will be issued as Original Issue Discount Securities (as defined below); (19) information with respect to book-entry procedures, if any; (20) any additional covenants or Events of Default not currently set forth in the applicable Indenture; and (21) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     If any of the Debt Securities are sold for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of Debt Securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto. A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

     Debt Securities may be issued as original issue discount Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) ("Original Issue Discount Securities"), to be sold at a substantial discount below the stated principal amount thereof due at the stated maturity of such Debt Securities. There may not be any periodic payments of interest on Original Issue Discount Securities as defined herein. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the Prospectus Supplement, the terms of such security and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. Federal income tax considerations with respect to Original Issue Discount Securities will be set forth in the Prospectus Supplement relating thereto.

REGISTRATION AND TRANSFER

     Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued only as Registered Securities. If Bearer Securities are issued, the United States Federal income tax consequences and other special considerations, procedures and limitations applicable to such Bearer Securities will be described in the Prospectus Supplement relating thereto.

     Debt Securities issued as Registered Securities will be without coupons. Debt Securities issued as Bearer Securities shall have interest coupons attached, unless issued as zero coupon securities.

     Registered Securities (other than a Global Security) may be presented for transfer (with the form of transfer endorsed thereon duly executed) or exchanged for other Debt Securities of the same series at the office of the Note Registrar specified according to the terms of the applicable Indenture. The Company has agreed in each of the Indentures that, with respect to Registered Securities having The City of New York as a place of payment, the Company will appoint a Note Registrar or Co-Note Registrar located in The City of New York for such transfer or exchange. Such transfer or exchange shall be made without service charge, but the Company may require payment of any taxes or other governmental charges as described in the applicable Indenture. Provisions relating to the exchange of Bearer Securities for other Debt Securities of the same series (including, if applicable, Registered Securities) will be described in the applicable Prospectus Supplement. In no event, however, will Registered Securities be exchangeable for Bearer Securities.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities and certain limitations and restrictions relating to a series of Bearer Securities in the form of one or more Global Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

     Payments of principal of, premium, if any, and interest, if any, on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the Trustee for such Debt Securities, any Paying Agent, nor the Note Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Subject to certain restrictions relating to Bearer Securities, the Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities will credit participants' accounts immediately with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such participants. With respect to owners of beneficial interests in a temporary Global Security representing Bearer Securities, receipt by such beneficial owners of payments of principal, premium or interest in respect thereof will be subject to additional restrictions.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Security, receive Debt Securities of such series in definitive form in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Debt Securities of such series so issued in definitive form will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities of such series are issuable as Registered Securities, (b) as Bearer Securities in the denomination, unless otherwise specified by the Company, of $5,000 if the Debt Securities of such series are issuable as Bearer Securities or (c) as either Registered or Bearer Securities, if the Debt Securities of such series are issuable in either form. Certain restrictions may apply, however, on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, premium, if any, and any interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made (i) by check mailed to the address of the person entitled thereto as such address shall appear in the applicable Note Register or
(ii) by wire transfer to an account maintained by the person entitled thereto as specified in the applicable Note Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such payment.

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, premium, if any, and any interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     Each Indenture provides that the Company may, without the consent of the holders of any of the Debt Securities outstanding under the applicable Indenture, consolidate with, merge into or transfer its assets substantially as an entirety to any person, provided that (i) any such successor assumes the Company's obligations on the applicable Debt Securities and under the applicable Indenture, (ii) after giving effect thereto, no Event of Default (as defined in the Senior Indenture) in the case of the Senior Securities, or Default (as defined in the Subordinated Indenture) in the case of the Subordinated Securities, shall have happened and be continuing and (iii) certain other conditions under the applicable Indenture are met. Accordingly, any such consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create any Event of Default or Default which would entitle holders of the Debt Securities, or the Trustee on their behalf, to take any of the actions described below under "Senior Securities--Events of Default, Waivers, etc." or "Subordinated Securities--Events of Default, Waivers, etc."

LEVERAGED AND OTHER TRANSACTIONS

     Each Indenture and the Debt Securities do not contain, among other things, provisions which would afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company which could adversely affect the holders of Debt Securities.

MODIFICATION OF THE INDENTURE; WAIVER OF COVENANTS

     Each Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each affected series, modifications and alterations of such Indenture may be made which affect the rights of the holders of such Debt Securities; provided, however, that no such modification or alteration may be made without the consent of the holder of each Debt Security so affected which would, among other things,
(i) change the maturity of the principal of, or of any installment of interest (or premium, if any) on, any Debt Security issued pursuant to such Indenture, or reduce the principal amount thereof or any premium thereon, or change the method of calculation of interest or the currency of payment of principal or interest (or premium, if any) on, or reduce the minimum rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof; or (ii) reduce the above-stated percentage in principal amount of outstanding Debt Securities required to modify or alter such Indenture.

REGARDING CHASE

     Chase is the Trustee under both the Senior Indenture and the Subordinated Indenture. Chase Manhattan Bank Delaware, an affiliate of Chase, serves as trustee under the indenture with the Company relating to the Company's 9.875% Subordinated Notes due March 1, 2009. In addition, the Company maintains other banking relationships with Chase.

                               SENIOR SECURITIES

     The Senior Securities will be direct, unsecured obligations of the Company and will rank pari passu with all outstanding unsecured senior indebtedness of the Company.

EVENTS OF DEFAULT, WAIVERS, ETC.

     An Event of Default with respect to Senior Securities of any series is defined in the Senior Indenture as (i) default in the payment of principal of or premium, if any, on any of the Senior Securities of that series outstanding under the Senior Indenture when due; (ii) default in the payment of interest on any of the Senior Securities of that series outstanding under the Senior Indenture when due and continuance of such default for 30 days; (iii) default in the performance of any other covenant of the Company in the Senior Indenture with respect to Senior Securities of such series and continuance of such default for 90 days after written notice; (iv) certain events of bankruptcy, insolvency or reorganization of the Company and (v) any other event that may be specified in a Prospectus Supplement with respect to any series of Senior Securities.

     If an Event of Default with respect to any series of Senior Securities for which there are Senior Securities outstanding under the Senior Indenture occurs and is continuing, either the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the Senior Securities of such series outstanding may declare the principal amount (or if such Senior Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Senior Securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the Senior Securities of any series outstanding under the Senior Indenture may waive an Event of Default resulting in acceleration of such Senior Securities, but only if all Events of Default with respect to Senior Securities of such series have been remedied and all payments due (other than those due as a result of acceleration) have been made. If an Event of Default occurs and is continuing, the applicable Trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the Senior Securities of any series outstanding under the Senior Indenture and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the Senior Indenture shall, proceed to protect the rights of the holders of all the Senior Securities of such series. Prior to acceleration of maturity of the Senior Securities of any series outstanding under the Senior Indenture, the holders of a majority in aggregate principal amount of such Senior Securities may waive any past default under the Senior Indenture except a default in the payment of principal of, premium, if any, or interest on the Senior Securities of such series.

     The Senior Indenture provides that upon the occurrence of an Event of Default specified in clauses (i) or (ii) of the first paragraph under "--Events of Defaults, Waivers, etc.", the Company will, upon demand of the applicable Trustee, pay to it, for the benefit of the holder of any such Senior Security, the whole amount then due and payable on such Senior Securities for principal, premium, if any, and interest. The Senior Indenture further provides that if the Company fails to pay such amount forthwith upon such demand, such Trustee may, among other things, institute a judicial proceeding for the collection thereof.

     The Senior Indenture also provides that notwithstanding any other provision of the Senior Indenture, the holder of any Senior Security of any series shall have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such Senior Securities when due and that such right shall not be impaired without the consent of such holder.

     The Company is required to file annually with the applicable Trustee a written statement of officers as to the existence or non-existence of defaults under the Senior Indenture or the Senior Securities.

                            SUBORDINATED SECURITIES

     The Subordinated Securities will be direct, unsecured obligations of the Company and, unless otherwise specified in the Prospectus Supplement relating to a particular series of Subordinated Securities offered thereby, will be subject to the subordination provisions described below.

SUBORDINATION

     It is the intent of the Company that Subordinated Securities issued by the Company be treated as capital for calculation of regulatory capital ratios. The Federal Reserve has issued interpretations of its capital regulations indicating, among other things, that subordinated debt of bank holding companies issued on or after September 4, 1992 is includable in capital for calculation of regulatory capital ratios only if the subordination of the debt meets certain criteria and if the debt may be accelerated only for bankruptcy, insolvency and similar matters (the "Subordination Interpretations"). Accordingly, the Subordinated Indenture contains subordination and acceleration provisions for the Subordinated Securities which are intended to be consistent with the Subordination Interpretations. Subordinated debt of the Company issued after September 4, 1992, which meets the Subordination Interpretations are referred to herein as "New Subordinated Securities". Unless otherwise specified in the Prospectus Supplement relating to a particular series of Subordinated Securities offered thereby, Subordinated Securities offered pursuant to this Prospectus will constitute New Subordinated Securities. See "Events of Default, Defaults, Waivers, etc." below.

     Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on the Subordinated Securities is to be subordinated in right of payment, to the extent provided in the Subordinated Indenture, to the prior payment in full of all Senior Indebtedness. In certain events of bankruptcy or insolvency, the payment of the principal of and interest on the Subordinated Securities (and other New Subordinated Securities) will, to the extent provided in the Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all General Obligations (as defined below).

     Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the holders of Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due before the holders of the Subordinated Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Subordinated Securities. If upon any such payment or distribution of assets there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property or securities available for payment or distribution in respect of the New Subordinated Securities ("Excess Proceeds") and if, at such time, any creditors in respect of General Obligations have not received payment in full of all amounts due or to become due on or in respect of such General Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such General Obligations before any payment or distribution may be made in respect of the New Subordinated Securities.

     In addition, no payment may be made of the principal of, premium, if any, or interest on the Subordinated Securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Securities, at any time when (i) there is a default in the payment of the principal of, premium, if any, interest on or otherwise in respect of any Senior Indebtedness or (ii) any event of default with respect to any Senior Indebtedness has occurred and is continuing, or would occur as a result of such payment on the Subordinated Securities or any redemption, retirement, purchase or other acquisition of any of the Subordinated Securities, permitting the holders of such Senior Indebtedness to accelerate the maturity thereof. Except as described above, the obligation of the Company to make payment of the principal of, premium, if any, or interest on the Subordinated Securities will not be affected.

     By reason of such subordination in favor of the holders of Senior Indebtedness, in the event of a distribution of assets upon any dissolution, winding up, liquidation or reorganization, certain creditors of the Company who are not holders of Senior Indebtedness or of the Subordinated Securities may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of the Subordinated Securities. By reason of the obligation of the holders of New Subordinated Securities to pay over any Excess Proceeds to creditors in respect of General Obligations, in the event of a distribution of assets upon any dissolution, winding up, liquidation or reorganization, holders of Old Subordinated Securities (as defined herein) may recover less, ratably, than creditors in respect of General Obligations and may recover more, ratably, than the holders of New Subordinated Securities.

     Subject to payment in full of all Senior Indebtedness, the holders of Subordinated Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to Senior Indebtedness. Subject to payment in full of all General Obligations, the holders of the New Subordinated Securities will be subrogated to the rights of the creditors in respect of General Obligations to receive payments or distributions of cash, property or securities of the Company applicable to such creditors in respect of General Obligations.

     Senior Indebtedness is defined in the Subordinated Indenture as the principal of, premium, if any, and interest on (i) all of the Company's indebtedness for money borrowed, other than the Subordinated Securities issued under the Subordinated Indenture, the Company's 7.25% Subordinated Notes Due August 1, 2002, the Company's 8.74% Subordinated Notes Due September 15, 2003, the Company's 7.00% Subordinated Notes due July 15, 2005 (the "July 2005 Notes"), the Company's 9.875% Subordinated Notes Due March 1, 2009, the Company's 10.00% Subordinated Notes Due August 15, 2010, the Company's 7.75% Subordinated Debentures due on July 15, 2025 (the "July 2025 Debentures") and the Company's 7.625% Subordinated Debentures due October 15, 2026 (the "October 2026 Debentures") (collectively, all of the foregoing notes and debentures are hereinafter referred to as the "Existing Subordinated Indebtedness"), whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except such indebtedness as is by its terms expressly stated to be not superior in right of payment to the subordinated securities issued under the Subordinated Indenture or the Existing Subordinated Indebtedness or to rank pari passu with the subordinated securities issued under the Subordinated Indenture or the Existing Subordinated Indebtedness; and (ii) any deferrals, renewals or extensions of any such Senior Indebtedness. The term "indebtedness for money borrowed" as used in the prior sentence includes, without limitation, any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. There is no limitation on the issuance of additional Senior Indebtedness of the Company.

     The Subordinated Securities issued under the Subordinated Indenture, the July 2005 Notes, the July 2025 Debentures and the October 2026 Debentures all constitute New Subordinated Securities; all other Existing Subordinated Indebtedness constitutes Old Subordinated Securities.

     The Subordinated Securities rank and will rank pari passu with the Existing Subordinated Indebtedness, subject to the obligations of the holders of Subordinated Securities (and holders of other New Subordinated Securities) to pay over any Excess Proceeds to creditors in respect of General Obligations. Thus, in the event of a distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the holders of the New Subordinated Securities (including holders of the Subordinated Securities offered hereby) may receive less, ratably, than holders of Old Subordinated Securities.

     Unless otherwise specified in the Prospectus Supplement relating to a particular series of Subordinated Securities offered thereby, "General Obligations" means all obligations of the Company to make payment on account of claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, other than (i) obligations on account of Senior Indebtedness, (ii) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Subordinated Securities and (iii) obligations which by their terms are expressly stated not to be superior in right of payment to the Subordinated Securities or to rank on parity with the Subordinated Securities; provided, however, that notwithstanding the foregoing, in the event that any rule, guideline or interpretation promulgated or issued by the Federal Reserve (or other competent regulatory agency or authority), as from time to time in effect, establishes or specifies criteria for the inclusion in regulatory capital of subordinated debt of a bank holding company requiring that such subordinated debt be subordinated to obligations to creditors in addition to those set forth above, then the term "General Obligations" shall also include such additional obligations to creditors, as from time to time in effect pursuant to such rules, guidelines or interpretations. For purposes of this definition, "claim" shall have the meaning assigned thereto in Section 101(4) of the Bankruptcy Code of 1978, as amended to the date of the Subordinated Indenture.

LIMITED RIGHTS OF ACCELERATION

     Unless otherwise specified in the Prospectus Supplement relating to any series of Subordinated Securities, payment of principal of the Subordinated Securities may be accelerated only in case of the bankruptcy, insolvency or reorganization of the Company. There is no right of acceleration in the case of a default in the payment of principal of, premium, if any, or interest on the Subordinated Securities or the performance of any other covenant of the Company in the Subordinated Indenture. Payment of principal of the Old Subordinated Securities may be accelerated in the case of the bankruptcy, insolvency or reorganization of the Company.

EVENTS OF DEFAULT, DEFAULTS, WAIVERS, ETC.

     An Event of Default with respect to Subordinated Securities of any series is defined in the Subordinated Indenture as certain events involving the bankruptcy, insolvency or reorganization of the Company and any other Event of Default provided with respect to Subordinated Securities of that series. A Default with respect to Subordinated Securities of any series is defined in the Subordinated Indenture as (i) an Event of Default with respect to such series,
(ii) default in the payment of the principal of or premium, if any, on any Subordinated Security of such series when due, (iii) default in the payment of interest upon any Subordinated

Security of such series when due and the continuance of such default for a period of 30 days, (iv) default in the performance of any other covenant or agreement of the Company in the Subordinated Indenture with respect to Subordinated Securities of such series and continuance of such default for 90 days after written notice or (v) any other Default provided with respect to Subordinated Securities of any series. If an Event of Default with respect to any series of Subordinated Securities for which there are Subordinated Securities outstanding under the Subordinated Indenture occurs and is continuing, either the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the Subordinated Securities of such series may declare the principal amount (or if such Subordinated Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Subordinated Securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the Subordinated Securities of any series outstanding under the Subordinated Indenture may waive an Event of Default resulting in acceleration of such Subordinated Securities, but only if all Defaults have been remedied and all payments due (other than those due as a result of acceleration) have been made. If a Default occurs and is continuing, the Trustee may in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the Subordinated Securities of any series outstanding under the Subordinated Indenture and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the Subordinated Indenture shall, proceed to protect the rights of the holders of all the Subordinated Securities of such series. Prior to acceleration of maturity of the Subordinated Securities of any series outstanding under the Subordinated Indenture, the holders of a majority in aggregate principal amount of such Subordinated Securities may waive any past default under the Subordinated Indenture except a default in the payment of principal of, premium, if any, or interest on the Subordinated Securities of such series.

     The Subordinated Indenture provides that in the event of a Default specified in clauses (ii) or (iii) of the immediately preceding paragraph in payment of principal of, premium, if any, or interest on any Subordinated Security of any series, the Company will, upon demand of the applicable Trustee, pay to it, for the benefit of the holder of any such Subordinated Security, the whole amount then due and payable on such Subordinated Security for principal, premium, if any, and interest. The Subordinated Indenture further provides that if the Company fails to pay such amount forthwith upon such demand, the applicable Trustee may, among other things, institute a judicial proceeding for the collection thereof.

     The Subordinated Indenture also provides that notwithstanding any other provision of the Subordinated Indenture, the holder of any Subordinated Security of any series shall have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such Subordinated Security on the respective Stated Maturities (as defined in the Subordinated Indenture) expressed in such Subordinated Security and that such right shall not be impaired without the consent of such holder.

     The Company is required to file annually with the applicable Trustee a written statement of officers as to the existence or non-existence of defaults under the Subordinated Indenture or the Subordinated Securities.

                          DESCRIPTION OF DEBT WARRANTS

     The Company may issue Debt Warrants for the purchase of Debt Securities. Debt Warrants may be issued independently or together with any Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. The Debt Warrants are to be issued under warrant agreements (each a "Debt Warrant Agreement") to be entered into between the Company and a warrant agent which will be designated in the applicable Prospectus Supplement (the "Debt Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Debt Warrants (the "Offered Debt Warrants"). The Debt Warrant Agent will act solely as an agent of the Company in connection with the Debt Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Debt Warrants. The following summaries of certain provisions of the form of Debt Warrant Agreement and form of certificate, if any, representing the Debt Warrants (the "Debt Warrant Certificates"), do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Warrant Agreement and the Debt Warrant Certificates, respectively, including the definitions therein of certain terms, which Agreement and Certificate, if any, will be filed as exhibits to or incorporated by reference in the Registration Statement of which this Prospectus forms a part.

     If Debt Warrants are offered, the Prospectus Supplement will describe the terms of the Offered Debt Warrants, the Debt Warrant Agreement relating to the Offered Debt Warrants and, if applicable, the Debt Warrant Certificates, including the following: (1) the offering price; (2) the currency or currency unit in which the price for the Offered Debt Warrants may be payable; (3) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of the Offered Debt Warrants; (4) if applicable, the designation and terms of the Securities with which the Offered Debt Warrants are issued and the number of Offered Debt Warrants issued with each such Security;
(5) if the Debt Securities purchasable upon exercise of Offered Debt Warrants are denominated in a currency or currency unit other than U.S. dollars, the denomination of such Debt Securities and the currency or units based on or relating to currencies (including ECU) in which the principal of, premium, if any, and interest on such Debt Securities will be payable; (6) if applicable, the date on and after which the Offered Debt Warrants and the related Securities will be separately transferable; (7) the principal amount of Debt Securities purchasable upon exercise of an Offered Debt Warrant and the price at which, and currency or currency units based on or relating to currencies (including ECU) in which, such principal amount of Debt Securities may be purchased upon such exercise; (8) the date on which the right to exercise the Offered Debt Warrants shall commence and the date on which such right shall expire; (9) if applicable, a discussion of certain Federal income tax, accounting and other special considerations, procedures and limitations; (10) whether the Debt Warrants will be represented by certificates or issued in book-entry form; and (11) any other terms of the Offered Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of the Offered Debt Warrants.

                        DESCRIPTION OF CURRENCY WARRANTS

     The Company may issue Currency Warrants which, upon exercise at a permitted time or times in the future, entitle any holder thereof to receive the Cash Settlement Value (as defined below) of two designated currencies. Currency Warrants may be issued independently or together with any Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. The Currency Warrants are to be issued under warrant agreements (each a "Currency Warrant Agreement") to be entered into between the Company and a warrant agent which will be designated in the applicable Prospectus Supplement (the "Currency Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Currency Warrants (the "Offered Currency Warrants"). The Currency Warrant Agent will act solely as an agent of the Company in connection with the Currency Warrants and will not assume any obligation or relationship of agency or trust for or with any holder or beneficial owners of Currency Warrants. The following summaries of certain provisions of the form of Currency Warrant Agreement and the form of certificate, if any, representing the Currency Warrants (the "Currency Warrant Certificates") do not purport to be complete and are subject to and are qualified in their entirety by reference to all the provisions of the Currency Warrant Agreement and the Currency Warrant Certificates, respectively, including the definitions therein of certain terms, which Agreement and Certificate, if any, will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus forms a part.

     The Currency Warrants will not require, or entitle, any holder thereof to sell any foreign currency to the Company. The Company will make only a U.S. dollar cash settlement upon exercise of a Currency Warrant and will not be obligated to purchase or take delivery of any foreign currency from any holder of a Currency Warrant.

     The "Cash Settlement Value" of an exercised Currency Warrant will be an amount stated in U.S. dollars which is the greater of (i) zero and (ii) an amount equal to (a) the nominal amount of such Currency Warrant, minus (b) an amount equal to the nominal amount of such Currency Warrant times a fraction, the numerator of which is the Strike Price of such Currency Warrant and the denominator of which is the Spot Rate of such Currency Warrant on the Exercise Date. The "nominal amount" of a Currency Warrant refers to the principal amount, expressed in U.S. dollars, of a currency (the "Base Currency") which is to be compared to another currency (the "Second Currency") upon exercise of such Currency Warrant. Unless otherwise specified in the applicable Prospectus Supplement, the Base Currency shall be U.S. dollars. The "Strike Price" is the designated rate of exchange of the Base Currency for the Second Currency which the Company will specify in the Prospectus Supplement relating to the Offered Currency Warrants. The "Spot Rate" refers to the floating rate of exchange of the Base Currency for the Second Currency on any given date, as quoted by a reference bank or banks or other institution at a designated time of day, such source of quotations and time to be specified in the applicable Prospectus Supplement. The "Exercise Date" refers to the effective date on which the holder of a Currency Warrant exercises such Currency Warrant.

     If Currency Warrants are offered, the Prospectus Supplement will describe the terms of the Offered Currency Warrants, the Currency Warrant Agreement relating to the Offered Currency Warrants and, if applicable, the Currency Warrant Certificates, including the following: (1) the aggregate number of Offered Currency Warrants; (2) the nominal amount of each Offered Currency Warrant; (3) the price of the Offered Currency Warrants; (4) the Base Currency and the Second Currency; (5) the Strike Price for the Offered Currency Warrants;
(6) the reference bank or banks or other institution and time of day to be used to determine the Spot Rate; (7) the date on which the right to exercise the Offered Currency Warrants shall begin and the date on which such right shall terminate; (8) if applicable, the minimum or maximum amount of Offered Currency Warrants which may be exercised at any one time; (9) the place or places at which payment of the Cash Settlement Value is to be made by the Company; (10) whether the Offered Currency Warrants will be represented by certificates or issued in book-entry form; (11) the method by which the Offered Currency Warrants are to be exercised; (12) the Federal income tax consequences and other special considerations, procedures and limitations applicable to such Offered Currency Warrants; and (13) any other terms of the Offered Currency Warrants, including risk factors specifically relating to the Base Currency or Second Currency and Currency Warrants relating to such currencies.

                      DESCRIPTION OF STOCK-INDEX WARRANTS

     The Company may issue Stock-Index Warrants which, upon exercise at a permitted time or times in the future, entitle any holder thereof to receive an amount of cash determined by references to increases and/or decreases in the level of a specified stock index. Stock-Index Warrants may be issued independently or together with other Securities offered by any Prospectus Supplement and may be attached to or separate from such other Securities. The Stock-Index Warrants are to be issued under one or more warrant agreements (each a "Stock-Index Warrant Agreement") to be entered into between the Company and a bank or trust company, as stock-index warrant agent which will be designated in the applicable Prospectus Supplement (the "Stock-Index Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Stock-Index Warrants (the "Offered Stock-Index Warrants"). The Stock-Index Warrant Agent will act solely as an agent of the Company in connection with the Stock-Index Warrants and will not assume any obligation or relationship of agency or trust for or with any holder or beneficial owners of Stock-Index Warrants. The following summaries of certain provisions of the form of Stock-Index Warrant Agreement and form of certificate, if any, representing the Stock-Index Warrants (the "Stock-Index Warrant Certificates") do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Stock-Index Warrant Agreement and the Stock-Index Warrant Certificates, respectively, including the definitions therein of certain terms, which Agreement and Certificate, if any, will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus forms a part.

     The Company may issue Stock -Index Warrants either in the form of Stock-Index Put Warrants entitling the holders thereof to receive from the Company the Stock-Index Cash Settlement Value (as described in the applicable Prospectus Supplement) in U.S. dollars, which amount will be determined by reference to the amount, if any, by which the Stock-Index Exercise Price (as described in the applicable Prospectus Supplement) exceeds the closing value of the Index on the valuation date (the "Index Value") at the time of exercise, or in the form of Stock-Index Call Warrants entitling the holders thereof to receive from the Company the Stock-Index Cash Settlement Value in U.S. dollars, which amount will be determined by reference to the amount, if any, by which the Index Value at the time of exercise exceeds the Stock-Index Exercise Price.

     The Prospectus Supplement for the Offered Stock-Index Warrants will set forth the formula pursuant to which the Stock-Index Cash Settlement Value will be determined. In addition, if so specified in the applicable Prospectus Supplement, following the occurrence of a Market Disruption Event (as defined therein), the Stock-Index Cash Settlement Value may be determined on a different basis than under normal exercise of a Stock-Index Warrant.

     Unless otherwise indicated in the Prospectus Supplement, a Stock-Index Warrant will be settled only in cash and, accordingly, will not require or entitle a holder thereof to sell, deliver, purchase or take delivery of any shares of any underlying stock or any other securities. The holders will not be entitled to any of the rights of the holders of any underlying stock.

     If Stock-Index Warrants are offered, the Prospectus Supplement will describe the terms of the Offered Stock-Index Warrants, the Stock-Index Warrant Agreement relating to the Offered Stock-Index Warrants and, if applicable, the Stock-Index Warrant Certificates, including the following: (1) whether such Stock-Index Warrants are Stock-Index Put Warrants, Stock-Index Call Warrants or both; (2) the aggregate number of Offered Stock-Index Warrants; (3) the offering price; (4) the stock index for the Offered Stock-Index Warrants, which may be based on one or more U.S. or foreign stocks or a combination thereof and may be a preexisting U.S. or foreign stock index compiled and published by a third party or an index based on one or more underlying stock or stocks selected by the Company solely in connection with the issuance of the Offered Stock-Index Warrants, and certain information regarding such stock index and the underlying stock or stocks; (5) the date on which the right to exercise the Offered Stock-Index Warrants commences and the date on which such right expires; (6) the procedures and conditions relating to exercise; (7) the circumstances, if any, which will cause the Offered Stock-Index Warrants to be deemed to be automatically exercised; (8) the minimum number, if any, of Stock-Index Warrants to be exercised at any one time other than upon automatic exercise and any other restrictions on exercise; (9) the maximum number, if any, of the

Offered Stock-Index Warrants that may, subject to the Company's election, be exercised by all owners (or by any person or entity) on any day; (10) the method of providing for a substitute index or otherwise determining the amount payable in connection with the exercise of the Offered Stock-Index Warrants if the stock index changes or ceases to be made available by its publisher, which determination will be made by an independent expert; (11) the national securities exchange on which the Offered Stock-Index Warrants will be listed, if any; (12) whether the Offered Stock-Index Warrants will be issued in certificated or book-entry form; (13) the place or places at which payment of the Stock-Index Cash Settlement Value is to be made by the Company; (14) information with respect to book-entry procedures, if any; (15) the plan of distribution of the Offered Stock-Index Warrants; (16) the identity of the Stock-Index Warrant Agent; (17) any provisions permitting a holder of a Stock-Index Warrant to condition a stock-index exercise notice on the absence of certain specified changes in the Index Value after the Stock-Index Warrant exercise date; and (18) any other terms of the Offered Stock-Index Warrants, including risk factors specifically relating to fluctuations in the applicable stock index and possible illiquidity in the secondary market.

     Prospective purchasers of Stock-Index Warrants should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as Stock-Index Warrants. The Prospectus Supplement relating to any issue of Stock-Index Warrants will describe such considerations.

                         DESCRIPTION OF OTHER WARRANTS

     The Company may issue Other Warrants, if permitted under applicable law, to buy or sell debt securities of or guaranteed by the United States, to buy or sell a commodity or a unit of a commodity index or to buy or sell some other item or unit of an index other than indices covered by Stock-Index Warrants (collectively, "Exercise Items"). Owners of Other Warrants will be entitled to receive from the Company the cash settlement value in U.S. dollars of the right to buy or sell the Exercise Items (the "Other Warrant Cash Settlement Value"). An Owner of Other Warrants will receive a cash payment upon exercise only if the Other Warrants have an Other Warrant Cash Settlement Value in excess of zero at that time.

     Other Warrants may be issued independently or together with other Securities offered by any Prospectus Supplement and may be attached to or separate from such other Securities. The Other Warrants are to be issued under one or more other warrant agreements (the "Other Warrant Agreements") to be entered into between the Company and a bank or trust company, as warrant agent which will be designated in the applicable Prospectus Supplement (the "Other Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Other Warrants. The Other Warrant Agent will act solely as an agent of the Company in connection with the Other Warrants and will not assume any obligation or relationship of agency or trust for or with any holder or beneficial owners of the Other Warrants. The following summaries of certain provisions of the form of Other Warrant Agreement and form of certificate, if any, representing the Other Warrants (the "Other Warrant Certificates") do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Other Warrant Agreement and the Other Warrant Certificates, respectively, including the definitions therein of certain terms which Agreement and Certificate, if any, will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus forms a part.

     Unless otherwise indicated in the Prospectus Supplement, an Other Warrant will be settled only in cash, in U.S. dollars, and accordingly, will not require or entitle an owner thereof to sell, deliver, purchase or take delivery of any Exercise Items.

     If Other Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Other Warrants, including, where applicable, the following: (1) the title and aggregate number of such Other Warrants; (2) the offering price; (3) the Exercise Items that such Other Warrants represent the right to buy or sell; (4) the procedures and conditions relating to exercise;
(5) the date on which the right to exercise the Other Warrants shall commence and the date such right shall expire (the "Other Warrant Expiration Date"); (6) the method of determining the Other Warrant Cash Settlement Value; (7) whether such Other Warrants will be issued in certificated or book-entry form; (8) whether such Other Warrants will be listed on a national securities exchange;
(9) information with respect to book-entry procedures, if any; (10) the identity of the

Other Warrant Agent; and (11) any other terms of such Other Warrants, including risk factors relating to significant fluctuations in the market for the applicable Exercise Item, the potential illiquidity of the secondary market and the risk that the Other Warrants may expire worthless.

     Prospective purchasers of Other Warrants should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as Other Warrants. The Prospectus Supplement relating to any issue of Other Warrants will describe such considerations.

                         DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Company's Class A Preferred Stock and Class C Preferred Stock (collectively, the "Preferred Stock") sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of Preferred Stock offered by any Prospectus Supplement will be specified in the applicable Prospectus Supplement. If so specified in the applicable Prospectus Supplement, the terms of any series of Preferred Stock may differ from the terms set forth below. The description of the terms of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the terms and conditions of the applicable series of Preferred Stock as described in an amendment to the Company's Amended Articles of Incorporation (the "Articles of Incorporation"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus forms a part.

     As described under "Description of Depositary Shares" below, the Company may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts, each representing a fraction (to be specified in the Prospectus Supplement relating to the particular series of Preferred Stock) of a share of the particular series of the Preferred Stock issued and deposited with a depositary, in lieu of offering full shares of such series of the Preferred Stock.

     Under interpretations adopted by the Federal Reserve, if the holders of Preferred Stock of any series become entitled to vote for the election of directors because dividends on such series are in arrears, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over the Company) may then be subject to regulation as a bank holding company in accordance with the BHCA. In addition, at such time as such series is deemed a class of voting securities, any other bank holding company may be required to obtain the prior approval of the Federal Reserve to acquire 5% or more of such series, and any person other than a bank holding company may be required to obtain the prior approval of the Federal Reserve to acquire 10% or more of such series.

CLASS A PREFERRED STOCK

     Pursuant to the Articles of Incorporation, the Board of Directors of the Company has the authority, without further shareholder action, to issue a maximum of 10,000,000 shares of Class A Preferred Stock which are preferred shares without par value. As of September 30, 1997, there were no shares of Class A Preferred Stock issued and outstanding.

     The shares of Class A Preferred Stock may be issued from time to time in one or more series. All shares of Class A Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative.

     Reference is made to the Prospectus Supplement relating to the particular series of Class A Preferred Stock offered thereby for specific terms, including:
(1) the designation of the series, which may be by distinguishing number, letter or title; (2) the number of shares of the series; (3) the initial public offering price at which such shares will be issued; (4) the dividend rate or rates (or method of calculation), the dividend periods, the date on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (5) the redemption rights and price or prices for shares of the series; (6) sinking fund requirements, if any, for the purchase or redemption of shares of the series; (7) the liquidation price payable on shares of the series in the event of any liquidation, dissolution or winding up of the affairs of the Company; (8) whether the shares of the series shall be convertible into Common Stock or exchangeable for Debt Securities, and, if so, the conversion or exchange price or prices, any adjustments thereof, and all other terms and conditions upon which such conversion or exchange may be made; (9) restrictions on the issuance of any Class or series; (10) whether the Company has elected to offer Depositary Shares as described below under "Description of Depositary Shares"; and (11) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such series of Class A Preferred Stock.

     Except as otherwise required by law or the Articles of Incorporation, the holders of the Class A Preferred Stock, voting together as a class with the holders of the Common Stock and the holders of any other class or series of the Company's preferred stock who are similarly entitled to vote, shall be entitled to vote for the election of directors and all other matters.

     During any period in which dividends on the Class A Preferred Stock are cumulatively in arrears in the amount of six or more full quarterly dividends, the holders of the Class A Preferred Stock, voting together as a class with the holders of any other class or series of the Company's preferred stock who are similarly entitled to vote, will have the right to elect two directors which two directorships shall be in addition to that number of directors then determined as constituting the number of members of the Board of Directors pursuant to the Company's Code of Regulations.

     The approval of a majority of the outstanding shares of Class A Preferred Stock voting together as a single class shall be required in order to amend the Articles of Incorporation to affect adversely the rights of the holders of the Class A Preferred Stock or to take any action that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation to the Class A Preferred Stock.

CLASS B PREFERRED STOCK

     Pursuant to the Articles of Incorporation, the Board of Directors of the Company has the authority, without further shareholder action, to issue a maximum of 1,000,000 shares of Class B Preferred Stock which are preferred shares without par value. As of June 30, 1997, there were no shares of Class B Preferred Stock issued and outstanding. No shares of the Company's Class B Preferred Stock are registered under or will be offered for sale pursuant to the Registration Statement of which this Prospectus is a part.

CLASS C PREFERRED STOCK

     Pursuant to the Articles of Incorporation, the Board of Directors of the Company has the authority, without further shareholder action, to issue a maximum of 24,000,000 shares of Class C Preferred Stock which are preferred shares without par value. As of June 30, 1997, there were issued and outstanding 3,683,614 shares of a series of Class C Preferred Stock designated as the "Series C $3.50 Cumulative Convertible Preferred Stock". See "--Description of Existing Preferred Stock" herein.

     The shares of Class C Preferred Stock may be issued from time to time in one or more series. All shares of Class C Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative.

     Reference is made to the Prospectus Supplement relating to the particular series of Class C Preferred Stock offered thereby for specific terms, including:
(1) the designation of the series, which may be by distinguishing number, letter or title; (2) the number of shares of the series; (3) the initial public offering price at which such shares will be issued; (4) the dividend rate or rates (or method of calculation), the dividend periods, the date on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (5) the redemption rights and price or prices for shares of the series; (6) sinking fund requirements, if any, for the purchase or redemption of shares of the series; (7) the liquidation price payable on shares of the series in the event of any liquidation, dissolution or winding up of the affairs of the Company; (8) whether the shares of the series shall be convertible into Common Stock or exchangeable for Debt Securities, and, if so, the conversion or exchange price or prices, any adjustments thereof, and all other terms and conditions upon which such conversion or exchange may be made; (9) restrictions on the issuance of any class or series; (10) whether the Company has elected to offer Depositary Shares as described below under "Description of Depositary Shares"; and (11) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such series of Class C Preferred Stock.

     The holders of the Class C Preferred Stock shall not be entitled to voting rights except to the extent described below.

     During any period in which dividends on the Class C Preferred Stock are cumulatively in arrears in the amount of six or more full quarterly dividends, the holders of the Class C Preferred Stock, voting together as a class with the holders of any other class or series of the Company's preferred stock who are similarly entitled to vote, will have the right to elect two directors which two directorships shall be in addition to that number of directors then determined as constituting the number of members of the Board of Directors pursuant to the Company's Code of Regulations.

     The approval of a majority of the outstanding shares of Class C Preferred Stock voting together as a single class shall be required in order to amend the Articles of Incorporation to affect adversely the rights of the holders of the Class C Preferred Stock or to take any action that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation to the Class C Preferred Stock.

ISSUED AND OUTSTANDING PREFERRED STOCK

     Currently, the only series of Preferred Stock issued and outstanding is a series of Class C Preferred Stock designated as the "Series C $3.50 Cumulative Convertible Preferred Stock" ("Series C Preferred Stock"). Holders of Series C Preferred Stock are entitled to receive out of funds legally available therefor cumulative cash dividends at the annual rate of $3.50 per share payable quarterly on the last day of March, June, September and December in each year. If full cumulative dividends on outstanding shares of Series C Preferred Stock have not been paid, no dividends may be declared or paid on, and no amounts may be set aside or applied to the redemption or purchase of, any shares of Common Stock or any other shares of capital stock of ranking junior to shares of Series C Preferred Stock. Upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, holders of Series C Preferred Stock are entitled to receive a preferential distribution of $50 per share plus accrued and unpaid dividends, if any. The Series C Preferred Stock ranks on a parity as to payment of dividends and with respect to distributions upon liquidation with the Class B Preferred Stock.

     At the option of the holder of any shares of Series C Preferred Stock, such shares may be converted into shares of Common Stock at the conversion rate then in effect. The present conversion rate is 1.928982 shares of Common Stock for each share of Series C Preferred Stock and is subject to adjustment for stock dividends, subdivisions, splits and combinations and for any distribution of rights or warrants to purchase Common Stock at a price per share less than the Common Stock's then-current market value.

     The issued shares of Series C Preferred Stock may be redeemed, in whole or in part, by the Company at its election at any time after April 15, 1995, at a redemption price of $52.10 per share during the period from April 15, 1995, to but not including March 31, 1996, and thereafter at the redemption prices during the 12-month periods beginning on March 31 of the years shown below, plus accrued and unpaid dividends, if any.

                                    YEAR                           REDEMPTION PRICE
            -----------------------------------------------------  ----------------
            1996.................................................       $51.75
            1997.................................................       $51.40
            1998.................................................       $51.05
            1999.................................................       $50.70
            2000.................................................       $50.35
            2001 and thereafter..................................       $50.00

     The Series C Preferred Stock is not subject to the operation of a sinking fund.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. If such option is exercised, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Preferred Stock Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. Copies of the forms of Deposit Agreement and Depositary Receipt will be filed as exhibits to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

     Pending the preparation of definitive engraved Depositary Receipts, the Preferred Stock Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

     Upon surrender of Depositary Receipts at the principal office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption), the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his order, of the number of whole shares of Preferred Stock and any money or other property represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing a number of whole shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of shares of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor. The Company does not expect that there will be any public trading market for withdrawn shares of Preferred Stock.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders. The Preferred Stock Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Preferred Stock Depositary for distribution to record holders of Depositary Shares.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

REDEMPTION OF DEPOSITARY SHARES

     If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Preferred Stock Depositary. The Preferred Stock Depositary shall mail notice of redemption not less than 30 nor more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Preferred Stock Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Preferred Stock Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Preferred Stock Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

TAXATION

     Owners of the Depositary Shares will be treated for Federal income tax purposes as if they were owners of the series of Preferred Stock represented by such Depositary Shares and, accordingly, will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of such series of Preferred Stock. In addition, (i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares as provided in the Deposit Agreement, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor and (iii) the holding period for shares of the Preferred Stock in the hands of an exchanging owner of Depositary Shares who held such Depositary Shares as a capital asset at the time of the exchange thereof for Preferred Stock will include the period during which such person owned such Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Company or the Preferred Stock Depositary only if (i) all outstanding Depositary Shares have been redeemed or
(ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

CHARGES OF PREFERRED STOCK DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Preferred Stock Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

     The Preferred Stock Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which are delivered to the Preferred Stock Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF PREFERRED STOCK DEPOSITARY

     The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary and its acceptance of such appointment. Such successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                    DESCRIPTION OF PREFERRED STOCK WARRANTS

     The Company may issue Preferred Stock Warrants for the purchase of Preferred Stock. Preferred Stock Warrants may be issued independently or together with other Securities offered by any Prospectus Supplement and may be attached to or separate from such other Securities. Each series of Preferred Stock Warrants will be issued under one or more warrant agreements (each a "Preferred Stock Warrant Agreement") to be entered into between the Company and a bank or trust company, as preferred stock warrant agent which will be designated in the applicable Prospectus Supplement (the "Preferred Stock Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Preferred Stock Warrants. The Preferred Stock Warrant Agent will act solely as an agent of the Company in connection with the Preferred Stock Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Preferred Stock Warrant Certificates or beneficial owners of Preferred Stock Warrants. The following summaries of certain provisions of the form of Preferred Stock Warrant Agreement and form of certificate, if any, representing the Preferred Stock Warrants (the "Preferred Stock Warrant Certificates") do not purport to be complete and are subject to and are qualified in their entirety by reference to, all the provisions of the Preferred Stock Warrant Agreement and the Preferred Stock Warrant Certificates which Agreement and Certificate will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus forms a part.

     If Preferred Stock Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Preferred Stock Warrants, the Preferred Stock Warrant Agreement and, if applicable, the Preferred Stock Warrant Certificates, including the following, where applicable: (1) the offering price; (2) the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Preferred Stock Warrants and minimum number of Preferred Stock Warrants that are exercisable; (3) if applicable, the designation and terms of the Securities with which such Preferred Stock Warrants are being offered and the number of such Preferred Stock Warrants being offered with each such Security; (4) if applicable, the date on and after which such Preferred Stock Warrants and the related Securities will be transferable separately; (5) the number and stated values of the series of Preferred Stock purchasable upon exercise of each such Preferred Stock Warrant and the price at which such number of shares of Preferred Stock of such series may be purchased upon such exercise; (6) the date on which the right to exercise such Preferred Stock Warrants shall commence and the date on which such right shall expire ; (7) whether the Preferred Stock Warrants represented by the Preferred Stock Warrant Certificates will be issued in registered or bearer form; (8) information with respect to book-entry procedures, if any; and (9) any other terms of such Preferred Stock Warrants for the purchase of shares of Preferred Stock.

     Preferred Stock Warrant Certificates may be exchanged for new Preferred Stock Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Preferred Stock Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Preferred Stock Warrant, a holder thereof shall have no rights of a holder of shares of the Preferred Stock purchasable upon such exercise, including the right to receive payment of dividends, if any, on the underlying Preferred Stock or the right to vote such underlying Preferred Stock.

     Prospective purchasers of Preferred Stock Warrants should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as Preferred Stock Warrants. The Prospectus Supplement relating to any issue of Preferred Stock Warrants will describe such considerations.

                      DESCRIPTION OF COMMON STOCK WARRANTS

     The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Common Stock Warrants will be issued under one or more warrant agreements (each a "Common Stock Warrant Agreement") to be entered into between the Company and a bank or trust company, as common stock warrant agent which will be designated in the applicable Prospectus Supplement (the "Common Stock Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Common Stock Warrants. The Common Stock Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following summaries of certain provisions of the form of Common Stock Warrant Agreement and certificate , if any, representing Common Stock Warrants (the "Common Stock Warrant Certificates") do not purport to be complete and are subject to and are qualified in their entirety by reference to, all the provisions of the Common Stock Warrant Agreement and the Common Stock Warrant Certificate which Agreement and Certificate will be filed as an exhibit to or incorporated by reference in the Registration Statement which this Prospectus forms a part of.

     If Common Stock Warrants are offered, the related Prospectus Supplement will describe the terms of such Common Stock Warrants, the Common Stock Warrant Agreement and, if applicable, the Common Stock Warrant Certificates, including the following, where applicable: (1) the offering price; (2) the aggregate number of shares of Common Stock purchasable upon exercise of such Common Stock Warrants and minimum number of Common Stock Warrants that are exercisable; (3) if applicable, the designation and terms of the Securities with which such Common Stock Warrants are being offered and the number of such Common Stock Warrants being offered with each such Security; (4) if applicable, the date on and after which such Common Stock Warrants and the related Securities will be transferable separately; (5) the number of shares of Common Stock purchasable upon exercise of each such Common Stock Warrant and the price at which such number of shares of Common Stock may be purchased upon such exercise; (6) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (7) whether the Common Stock Warrants represented by the Common Stock Warrant Certificates will be issued in registered or bearer form; (8) information with respect to book-entry procedures, if any; and (9) any other terms of such Common Stock Warrants for the purchase of shares of Common Stock.

     Common Stock Warrant Certificates may be exchanged for new Common Stock Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Common Stock Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Common Stock Warrant a holder thereof shall have no rights of a holder of shares of the Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

     Prospective purchasers of Common Stock Warrants should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as Common Stock Warrants. The Prospectus Supplement relating to any issue of Common Stock Warrants will describe such considerations.

                          DESCRIPTION OF COMMON STOCK

GENERAL

     Pursuant to the Articles of Incorporation, the Board of Directors of the Company has the authority, without further shareholder action, to issue a maximum of 950,000,000 shares of Common Stock. As of June 30, 1997, there were 581,522,935 shares of Common Stock issued and outstanding.

     Holders of Common Stock are entitled to receive dividends out of funds legally available therefor as and if declared by the Board of Directors provided that, so long as any shares of Preferred Stock are outstanding, no dividends (other than dividends payable in Common Stock) or other distributions (including redemptions and purchases) may be made with respect to the Common Stock unless full cumulative dividends on the shares of Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock have been paid.

     Holders of shares of Common Stock are entitled to one vote for each share for the election of directors and on all other matters. Holders of Common Stock vote together as a class with holders of Class A Preferred Stock and Class B Preferred Stock. Generally, holders of Class C Preferred Stock have no voting rights.

     The issued and outstanding shares of Common Stock are fully paid and nonassessable. The holders of Common Stock are not entitled to preemptive rights or conversion or redemption rights. The holders of Common Stock do not have cumulative voting rights in the election of directors.

     In the event of the voluntary or involuntary dissolution, liquidation or winding up of the Company, holders of Common Stock will be entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors (including holders of the Company's indebtedness) and holders of Preferred Stock, all the remaining assets of the Company available for distribution.

     The Company's Common Stock is listed on the New York Stock Exchange. Harris Trust and Savings Bank, Chicago, Illinois, is the transfer agent and registrar for the Common Stock.

SPECIAL VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS

     Under Ohio law, a merger or consolidation by an Ohio corporation generally requires the affirmative vote of holders of shares representing at least two-thirds of the shareholder voting power of the corporation, unless the corporation's articles of incorporation provide for approval by a different proportion not less than a majority. The Articles of Incorporation generally require only approval of holders of a majority of the outstanding shares for such transactions.

     Article Eleventh of the Articles of Incorporation incorporates, to a large extent, the provisions of the Ohio control share acquisition statute (the "Ohio Control Share Statute"), as set forth in Section 1701.831 of the Ohio Revised Code. Article Eleventh sets forth procedures for obtaining shareholder consent of "control share acquisitions" subject to the right of the Board of Directors to screen out proposals that do not meet certain standards set forth in Article Eleventh. Article Eleventh defines a "control share acquisition" as any acquisition, directly or indirectly, of shares of the Company which, when added to all other shares of the Company owned or controlled by the acquiror, would entitle the acquiror, alone or with others, to exercise or direct the exercise of voting power in the Company in the election of directors within any of the following ranges of voting power: (i) one-fifth or more but less than one-third;
(ii) one-third or more but less than a majority; and (iii) a majority or more. A bank, broker, nominee, trustee or other person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing Article Eleventh shall be deemed to have voting power only of shares in respect of which such person would be able to exercise or direct the exercise of votes without further instruction from others at a meeting of shareholders called under Article Eleventh. A control share acquisition which meets certain criteria set forth in Article Eleventh as determined by the Board of Directors must be presented to a meeting of the shareholders of the Company and approved by the affirmative vote of the holders of both (a) a majority of the voting power represented at the meeting and (b) a majority of that portion of such voting power excluding any "interested shares"; that is, those shares held by the acquiring person, executive officers of the Company and employees of the Company who are also directors. Article Eleventh may be amended by a vote of 85% of the votes entitled to be cast by all holders of voting stock.

     The Company's Articles also include a "fair price" provision that is designed to provide reasonable assurances to shareholders that in the event any shareholder or group of shareholders acquires 20% or more of the Company's voting stock (the "Acquiror") and then seeks to acquire all or part of the remaining voting stock through a merger or other transaction which would force a change or termination of the other shareholders' ownership interests (a "Business Combination"), such other shareholders must receive consideration at least equivalent to the highest price paid by the Acquiror in acquiring its 20% stock interest, unless the Business Combination is approved either (i) by a majority of directors who are unrelated to the Acquiror or (ii) by the affirmative vote of 75% of all the votes entitled to be cast by all holders of voting stock and 67% of the votes entitled to be cast by all holders of voting stock held by shareholders other than the Acquiror ("Special Shareholder Vote").

     This provision operates by requiring that after an Acquiror emerges, any Business Combination which has the effect of requiring shareholders to surrender their shares must satisfy one of the following conditions:

     (i) Fair Consideration to Shareholders. The terms of the Business Combination must provide for payment of consideration which is at least equivalent to the highest price paid to other shareholders by the Acquiror in acquiring its 20% stock position and must be approved by shareholders as otherwise required by applicable law; or

     (ii) Unrelated Director Approval. The Business Combination must be approved as fair to shareholders by a majority of the directors who are not affiliated with the Acquiror and who were directors before the Acquiror acquired its 20% stock position or who were nominated or elected to succeed such directors by the other unaffiliated directors ("Unrelated Directors") and must be approved by shareholders as otherwise required by applicable law; or

     (iii) Special Shareholder Vote. The Business Combination must be approved by a Special Shareholder Vote.

     Article Tenth of the Articles of Incorporation, which contains this provision, may be amended only by a vote of 85% of the votes entitled to be cast by all holders of voting stock, unless the amendment is approved unanimously by the Unrelated Directors, in which case only majority shareholder approval would be required.

     Chapter 1704 of the Ohio Revised Code (the "Ohio Statute") is similar to the "fair price" provision contained in the Articles of Incorporation. The Ohio Statute prohibits an "Issuing Public Corporation" from engaging in a "Chapter 1704 Transaction" with an "Interested Shareholder" for a period of three years following the date on which the person becomes an Interested Shareholder unless, prior to such date, the directors of the Issuing Public Corporation approve either the Chapter 1704 Transaction or the acquisition of shares pursuant to which such person became an Interested Shareholder. After the initial three-year moratorium has expired, an Issuing Public Corporation may engage in a Chapter 1704 Transaction if (i) the acquisition of shares pursuant to which the person became an Interested Shareholder received the prior approval of the board of directors of the Issuing Public Corporation, (ii) the Chapter 1704 Transaction is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the Issuing Public Corporation and by the holders of at least a majority of voting shares which are not beneficially owned by an Interested Shareholder or an affiliate or associate of an Interested Shareholder, or (iii) the Chapter 1704 Transaction meets certain statutory tests designed to ensure that it be economically fair to all shareholders.

     For this purpose, an "Issuing Public Corporation" is any Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices or substantial assets within the State of Ohio. The Company currently is an Issuing Public Corporation. An "Interested Shareholder" is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the Issuing Public Corporation. A "Chapter 1704 Transaction" includes any merger, consolidation, combination or majority share acquisition between or involving an Issuing Public Corporation and an Interested Shareholder or an affiliate or associate of an Interested Shareholder. A Chapter 1704 Transaction also includes certain transfers of property, dividends and issuance or transfers of shares, from or by an Issuing Public Corporation or a subsidiary of an Issuing Public Corporation to, with or for the benefit of an Interested Shareholder or an affiliate or associate of an Interested Shareholder unless such transaction is in the ordinary course of business of the Issuing Public Corporation on terms no more favorable to the Interested Shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions. Finally, Chapter 1704 Transactions include certain transactions which (i) increase the proportionate share ownership of an Interested Shareholder, (ii) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs or liquidation of the Issuing Public Corporation if such plan is proposed by or on behalf of the Interested Shareholder or (iii) pledge or extend the credit or financial resources of the Issuing Public Corporation to or for the benefit of the Interested Shareholder.

                              PLAN OF DISTRIBUTION

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Securities offered therein.

     The Company may sell Securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Each Prospectus Supplement will set forth the terms of the Securities to which such Prospectus Supplement relates, including the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale of such Securities, the public offering or purchase price of such Securities and the net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which such Securities will be listed. Dealer trading may take place in certain of the Securities, including Securities not listed on any securities exchange.

     Securities may be purchased to be reoffered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone. The underwriter or underwriters with respect to each underwritten offering of Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent and each of the underwriters with respect to a sale of Securities will be obligated to purchase all of its Securities if any are purchased. Any initial public offering price and any discounts or concession allowed or reallowed or paid to dealers may be changed from time to time.

     Securities may be offered and sold by the Company through agents designated by the Company from time to time. Any agent involved in the offer and sale of any Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating to such offering. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

     Offers to purchase Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto. The Company may also issue contracts under which the counterparty may be required to purchase Securities. Such contracts would be issued with Securities in amounts, at prices and on terms to be set forth in a Prospectus Supplement.

     The anticipated place and time of delivery of Securities will be set forth in the applicable Prospectus Supplement.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to delayed delivery contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such Securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

     Any underwriter or agent participating in the distribution of the Securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold and any discounts or commissions received by them from the Company and any profit realized by them on the sale or resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

     Underwriters and agents may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters or agents may be required to make in respect thereof. Certain of any such underwriters and agents including their associates, may be customers of, engage in transactions with and perform services for, the Company and its subsidiaries in the ordinary course of business. An affiliate of the Company may from time to time act as an agent or underwriter in connection with the sale of the Securities to the extent permitted by applicable law. The participation of such affiliate in the offer and sale of the Securities will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate.

     This Prospectus and related Prospectus Supplements may be used by an affiliate of the Company in connection with offers and sales related to secondary market transactions in the Securities to the extent permitted by applicable law. Such affiliate may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

                                 LEGAL OPINIONS

     Certain legal matters relating to the Securities offered hereby will be passed upon for the Company by Steven Alan Bennett, Senior Vice President and General Counsel of the Company, and for any underwriters, selling agents and certain other purchasers by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. Mr. Bennett owns a number of shares of Common Stock and holds options to purchase additional shares of Common Stock. Cravath, Swaine & Moore performs legal services for the Company from time to time.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries, included in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1996, as amended by Form 10-K/A filed March 21, 1997 and Form 10-K/A filed June 30, 1997, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report dated February 21, 1997 accompanying such financial statements, and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

     The supplemental consolidated balance sheets of the Company and its subsidiaries as of December 31, 1996 and 1995, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, included in the Current Report on Form 8-K of the Company filed August 29, 1997, as amended by Form 8-K/A filed September 2, 1997, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report dated August 28, 1997 accompanying such supplemental financial statements, and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

     Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    SEC Filing Fee...........................................................  $1,212,122
    Rating Agency Fees.......................................................     800,000*
    Legal Fees and Expenses..................................................     100,000*
    Trustees' Fees and Expenses..............................................     150,000*
    Printing and Engraving Expenses..........................................     200,000*
    Accounting Fees and Expense..............................................     320,000*
    Miscellaneous Expenses...................................................      17,878*
                                                                               -----------
              Total..........................................................  $2,800,000*
                                                                               ===========

---------------
* Estimated

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 1701.13(E) of the Ohio General Corporation Law sets forth provisions which define the extent to which a corporation may indemnify directors, officers and employees. Those provisions have been adopted by the Registrant in Article V of Registrant's Code of Regulations. Article V provides for the indemnification or the purchase of insurance for the benefit of the directors, officers, employees and agents of the Registrant in the event such persons are subject to legal action as a result of actions in their capacities as directors, officers, employees or agents of the Registrant. The Registrant has entered into indemnification agreements with its directors and executive officers that provide for indemnification unless the indemnitee's conduct is finally judged by a court to be knowingly fraudulent, deliberately dishonest or willful misconduct. The Registrant may indemnify other officers, employees or agents, provided such persons acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the Registrant or, with respect to criminal actions, had no reason to believe was unlawful.

ITEM 16.  EXHIBITS

  EXHIBIT
    NO.                                          DESCRIPTION
-----------   ----------------------------------------------------------------------------------
    1.1       Form of Debt Securities Underwriting Agreement (incorporated by reference to
              Exhibit 1.1 to the Registrant's Registration Statement on Form S-3, File No.
              33-60807).
    1.2       Form of Debt Securities Distribution Agreement (incorporated by reference to
              Exhibit 1.2 to the Registrant's Registration Statement on Form S-3 (File No.
              333-22413).
    1.3       Form of Warrant Underwriting Agreement.**
    1.4       Form of Preferred Stock Underwriting Agreement.**
    1.5       Form of Common Stock Underwriting Agreement.**
    3.1       Amended Articles of Incorporation of the Registrant (incorporated by reference to
              Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed July 14, 1997).
    3.2       Code of Regulations of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1991).
    4.1       Form of Indenture relating to senior securities between the Registrant and The
              Chase Manhattan Bank, as trustee (incorporated by reference to Exhibit 4.1 to the
              Registrant's Registration Statement on Form S-3 (File No. 333-22413).

  EXHIBIT
    NO.                                          DESCRIPTION
-----------   ----------------------------------------------------------------------------------
    4.2       Form of Indenture relating to subordinated securities between the Registrant and
              The Chase Manhattan Bank, as trustee (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-3 (File No. 333-22413).
    4.3       Form of Senior Note.
    4.4       Form of Subordinated Note.
    4.5       Form of Senior Medium-Term Note (Fixed Rate).
    4.6       Form of Senior Medium-Term Note (Floating Rate).
    4.7       Form of Subordinated Medium-Term Note (Fixed Rate).
    4.8       Form of Subordinated Medium-Term Note (Floating Rate).
    4.9       Form of Debt Warrant Agreement (for Warrants attached to Debt Securities, including form of Debt Warrant Certificate).**
    4.10      Form of Debt Warrant Agreement (for Warrants not attached to Debt Securities, including form of Debt Warrant Certificate).**
    4.11      Form of Currency Warrant Agreement (including form of Global Warrant
              Certificate).**
    4.12      Form of Stock Index Warrant Agreement (including form of Stock Index Warrant
              Certificate).**
    4.13      Form of Other Warrant Agreement (including form of Other Warrant Certificate).**
    4.14      Form of Deposit Agreement, with form of Depositary Receipt as an exhibit thereto.**
    4.15      Form of Preferred Stock Warrant Agreement (including form of Preferred Stock
              Warrant Certificate).**
    4.16      Form of Common Stock Warrant Agreement (including form of Common Stock Warrant
              Certificate).**
    5         Opinion of Steven Alan Bennett, Esq., Senior Vice President and General Counsel of
              the Registrant, including consent.
   12         Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to
              Exhibit 12 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended
              June 30, 1997).
   23.1       Consent of Coopers & Lybrand L.L.P.
   23.2       Consent of Steven Alan Bennett, Esq., Senior Vice President and General Counsel of
              the Registrant (included in Exhibit 5).
   24         Powers of Attorney (included elsewhere in Part II of this Registration Statement).
   25.1       Form T-1 Statement of Eligibility of The Chase Manhattan Bank under the Trust
              Indenture Act of 1939 with respect to senior Debt Securities.
   25.2       Form T-1 Statement of Eligibility of The Chase Manhattan Bank under the Trust
              Indenture Act of 1939 with respect to subordinated Debt Securities.

---------------
*  Previously filed.

** To be incorporated by reference herein in connection with the offering of each series of Securities.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those items is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference to this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (6) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on October 21, 1997.

                                          BANC ONE CORPORATION

                                          By:    /s/ STEVEN ALAN BENNETT
                                            ------------------------------------
                                                    Steven Alan Bennett
                                             Senior Vice President and General
                                                           Counsel

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of BANC ONE CORPORATION, hereby severally constitute and appoint Steven Alan Bennett, William P. Boardman, Bobby
L. Doxey, Richard D. Lodge or Michael J. McMennamin and each of them our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and any subsequent registration statement filed by BANC ONE CORPORATION pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     WITNESS our hands and common seal on the dates set forth below.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  -------------------
              /s/ JOHN B. MCCOY                Chairman of the Board         October 21, 1997
---------------------------------------------    (Principal Executive
                John B. McCoy                    Officer and Director)
           /s/ RICHARD J. LEHMANN              President and Director        October 21, 1997
---------------------------------------------
             Richard J. Lehmann

          /s/ MICHAEL J. MCMENNAMIN            Executive Vice President      October 21, 1997
---------------------------------------------    (Principal Financial
            Michael J. McMennamin                Officer)

             /s/ BOBBY L. DOXEY                Controller (Principal         October 21, 1997
---------------------------------------------    Accounting Officer)
               Bobby L. Doxey

            /s/ BENNETT DORRANCE               Director                      October 21, 1997
---------------------------------------------
              Bennett Dorrance

            /s/ CHARLES E. EXLEY               Director                      October 21, 1997
---------------------------------------------
              Charles E. Exley

                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  -------------------

              /s/ E. GORDON GEE                Director                      October 21, 1997
---------------------------------------------
                E. Gordon Gee

              /s/ JOHN R. HALL                 Director                      October 21, 1997
---------------------------------------------
                John R. Hall

          /s/ LABAN P. JACKSON, JR.            Director                      October 21, 1997
---------------------------------------------
            Laban P. Jackson, Jr.

              /s/ JOHN G. MCCOY                Director                      October 21, 1997
---------------------------------------------
                John G. McCoy

          /s/ THEKLA R. SHACKELFORD            Director                      October 21, 1997
---------------------------------------------
            Thekla R. Shackelford

              /s/ ALEX SHUMATE                 Director                      October 21, 1997
---------------------------------------------
                Alex Shumate

       /s/ FREDERICK P. STRATTON, JR.          Director                      October 21, 1997
---------------------------------------------
         Frederick P. Stratton, Jr.

            /s/ JOHN C. TOLLESON               Director                      October 21, 1997
---------------------------------------------
              John C. Tolleson

            /s/ ROBERT D. WALTER               Director                      October 21, 1997
---------------------------------------------
              Robert D. Walter